Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

KORU MEDICAL SYSTEMS, INC.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Koru Medical Systems, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, Dover, Kent County, Delaware, 19901. The name of the registered agent of the Corporation at such address is Capitol Services, Inc.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.01   Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is SEVENTY SEVEN MILLION (77,000,000), of which SEVENTY FIVE MILLION (75,000,000) shares shall be shares of common stock having a par value of $0.01 per share (“Common Stock”) and TWO MILLION (2,000,000) shares shall be shares of preferred stock having a par value of $0.01 per share (“Preferred Stock”).

Section 4.02   Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by them. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03   Preferred Stock, Preferences and Limitations. Shares of the Preferred Stock may be issued from time to time in one or more series as may, from time to time, be determined by the Board of Directors of the Corporation.  Each series shall be distinctly designated.  All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends (if any) thereon shall be cumulative, if made cumulative.  The relative preferences, participating, optional and other special rights in each such series,, and limitations thereof, if any, may differ from those of any and all other series at any time outstanding.  The Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of the Preferred Stock, the designation, relative preferences, participating, optional, and other special rights and limitations thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

(a)        the distinctive designation of, and the number of shares of, the Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(b)        the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series may be paid, the extent of preferences or relation, if any, on such dividend to the dividends payable on any other class or classes of stock of the Corporation, or on any series of the Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative, partially cumulative, or non-cumulative;

(c)        the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of the Preferred Stock or of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(d)        whether shares of the series shall be subject to redemption and the redemption price or prices and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(e)        the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of the Corporation;

(f)        the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(g)        the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, including the right, voting as a series by itself or together with other series of the Preferred Stock as a class, (i) to vote more or less than one vote per share on any or all matters voted upon by the shareholders, (ii) to elect one or more Directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or upon such other circumstances and upon such conditions as the Board of Directors may fix.;

Section 4.04   Other Provisions.

(a)        The relative preferences, rights, and limitations of each series of Preferred Stock in relation to the preferences, rights and limitations of each other series of Preferred Stock shall, in each case, be as fixed, from time to time, by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Article IV, and the consent by class or series vote or otherwise, of the holders of the Preferred Stock of such of the series of the Preferred Stock as are, from time to time, outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(b)        Subject to the provisions of paragraph (a) of this Section 4.04, shares of any series of Preferred Stock may be issued, from time to time, as the Board of Directors shall determine and on such terms and for such consideration, as shall be fixed by the Board of Directors.

Section 4.05   Preferential or Preemptive Rights. No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation.

Section 4.06   General Rights and Powers. Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the DGCL upon the Corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed rights of said persons to indemnification as the same are conferred by the DGCL.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01   General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02   Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be the number of directors as fixed by, or in the manner provided in, the by-laws of the Corporation (the “By-Laws”).

Section 5.03   Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.04   Voting. Subject to the following sentence and unless otherwise required by the by law or this Certificate of Incorporation, each director shall have one vote on all matters presented to the Board of Directors for its consideration.  If the Board of Directors considers any action that results in an equal number of the directors at the meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the chairman of the board shall be entitled to cast a tie-breaking vote with respect to such action.  With respect to any committees established by the Board of Directors, subject to the following sentence and unless otherwise required by law or this Certificate of Incorporation, each director serving on such committee shall have one vote on all matters presented to such committee for its consideration.  If such committee considers any action that results in an equal number of the directors at the committee meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the chairman of such committee shall be entitled to cast a tie-breaking vote with respect to such action.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01   Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02   Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that they, their testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.01   Stockholder Consent Prohibition. Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VIII

BY-LAWS

Section 8.01   Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 8.02   Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws.

ARTICLE IX

SECTION 203 OF THE DGCL OPT-OUT

The corporation shall not be governed or subject to Section 203 of the DGCL.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.